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ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Abdullah Saleh A. Kamel
Osama H. Al Sayed
Gebhard Rainer
Jordan Kovler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 12, 2016, SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release announcing that it has formally nominated three directors and submitted five stockholder proposals for the 2016 annual meeting of stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”).

The Press Release dated January 12, 2016 reads as follows:

SILVERARROW CAPITAL ADVISORS LLP NOMINATES THREE DIRECTORS FOR ELECTION AT ROFIN SINAR TECHNOLOGIES INC. 2016 ANNUAL MEETING AND SUBMITS FIVE STOCKHOLDER PROPOSALS TO IMPROVE CORPORATE GOVERNANCE

LONDON, UNITED KINGDOM, JANUARY 12, 2016 - SILVERARROW CAPITAL ADVISORS LLP ISSUED THE FOLLOWING OPEN LETTER TO STOCKHOLDERS OF ROFIN-SINAR TECHNOLOGIES INC. (NASDAQ: RSTI, FRANKFURT STOCK EXCHANGE, RSI)

Dear Fellow Stockholders,

We are one of the largest stockholders of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”).  We are deeply concerned about the Company’s abysmal performance relative to its competitors in the marketplace and its root cause.  A growing body of evidence shows that Rofin’s material underperformance is due to an entrenched board of directors (the “Board”) far more committed to retaining their positions and perquisites of office than optimizing the Company’s performance and maximizing shareholder value.  No shareholder should find it acceptable that the Board and management are serving their own interests at great cost to us. We certainly do not.

We have developed a set of proposals that can be expected to unlock Rofin’s true value.  We are deeply committed to the Company and maximizing the interests of the shareholders. The proposals outlined in this letter are critically important to the Company’s future.

   Over the last eight months we have tried to work with the Board to improve its composition, the Company’s corporate governance, strategy, operations, investor relations and transparency. In response, the Board has delayed, deferred and deflected our efforts while searching for excuses to preserve the status quo.  The Board’s recent course of conduct underscores the importance of our proposals. Without the changes we propose, Rofin will likely continue to stagnate.

The situation is appalling.  This is a Company, in a growing industry that has:

•	lost relative market share over the past eight years;
•	consistently underperformed its peers on all major metrics;
•	been outperformed by most of its peer companies and relevant indices over both short and long term time periods; and
•	seen its stock price decrease by over 36% in the last five years (from January 11, 2011 to January 8, 2016) and decrease by over 10% in the last year (January 9, 2015 to January 8, 2016).

 Operationally, Rofin’s decentralized structure suffers from numerous corporate inefficiencies. The Company must restructure its sales and marketing program and focus on new growth applications of lasers.  Rofin missed a golden opportunity by entering into the fiber laser market late and should not miss additional opportunities due to operational flaws.  We have already communicated a plan that we believe, in the long-term, would unlock significant stockholder value.  As the discussion that follows shows, the recent remarks made by the Board about past value creation and communications with SilverArrow are as misleading as they are baseless.

We see the past replies by the Company, the Board and specifically the Head of the Nominating Committee to our detailed analysis, list of compliance deficiencies and numerous questions, as a reflection of the weak capabilities of the acting personnel. The Board, with minimal share ownership, has acted in almost all matters with a feeling of “pseudo ownership” of Rofin, completely moving away from the principals of good governance, shareholder value and shareholder representation.  It is almost as if the Company does not understand who the true owners of the Company are.

A few years back, the notable activist investor Carl Icahn made a remark about eBay, stating that “I've never seen worse corporate governance than eBay.”  If Mr. Icahn saw the Rofin Board in action, he would have a new company to take this undesired crown.  This Board should be run and composed properly.  This Board is resisting on both counts.

In order to refocus Rofin on the proper path to unlocking long-term shareholder value, we have provided the Company notice that we intend to take the following actions at the 2016 Annual Meeting:

•	elect Thomas Limberger, Gebhard Rainer and Jordan Kovler to the Board;
•	declassify the Board; and
•	direct the Board to:
▪	allow stockholders owning 15% of the Company’s outstanding stock to call a special meeting;
▪	adopt a simple majority vote for all provisions of the charter;
▪	permit stockholders to act by written consent (other than unanimous consent); and
▪	adopt a majority voting bylaw in uncontested director elections.

Our three director nominees will add new perspectives with backgrounds in operations, finance and corporate governance that could reinvigorate an entrenched Board which is failing to safeguard stockholder interests.  The Board's course of conduct over time and especially the last several months shows that good corporate governance and transparency are anathemas to its current members.

We want to underscore that we are long term shareholders with long term strategic plan for the company and its development. We have been invested in Rofin since February 2014, continuously increased our share and are here to stay!

The Need for Change

The Board has demonstrated a poor track record in overseeing the Company’s performance during its lengthy tenure.  In particular, Rofin has seen:

•	a significant underperformance of the Company’s stock over the past five-year period when compared to its peer group and broader indices;
•	a deterioration of the Company’s relative sales and market share;
•	a history of weak relative operational performance and misguided capital allocation strategy; and
•	corporate governance that has been compromised in favor of the interests of sitting Board members.

History of Underperformance

The Company’s stock performance has lagged significantly behind its peer group and various indices over the past five-year period.  The graph below demonstrates that the cumulative total return for stockholders over the five year period ended September 30, 2015 was 2.17%, compared to Nasdaq’s 108.69% return and the S&P Technology Sector Index’s 94.03% return.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Rofin-Sinar Technologies Inc., the NASDAQ Composite Index
and the S&P Information Technology Index

$250
$200
$150
$100
$50
$0
9/10
9/11
9/12
9/13
9/14
9/15
Rofin-Sinar Technologies Inc.
NASDAQ Composite
S&P Information Technology

*$100 invested on 9/30/10 in stock or index, including reinvestment of dividends.
Fiscal year ending September 30.

Copyright© 2015 S&P, a division of McGraw Hill Financial. All rights reserved.

The preceding graph reflects the information provided in Rofin’s Annual Report on Form 10-K for the year ended September 30, 2015, which was filed with the Securities and Exchange Commission, or “SEC”, on November 30, 2015.  The graph summarizes the cumulative total return experienced by Rofin’s stockholders during the five-year period ended September 30, 2015, compared to the NASDAQ Stock Market Index and the S&P Technology Sector Index.  The changes for the periods shown in the graph and table below are based on the assumption that $100.00 has been invested in Rofin common stock and in each index below on September 30, 2010 and that all cash dividends were reinvested.

Deterioration of Relative Sales and Market Share

While the global laser market and Rofin’s peer group average has grown from 2011-2015, Rofin’s relative sales have clearly decreased over this period.  In addition, compared to its peer group, Rofin’s relative market share has decreased from 23% to 13% from 2006-2015.  Analysts do not anticipate any improvement.  Unfortunately, it is expected from numerous analysts that Rofin will continue to lag behind its peers on growth in the coming years.

We believe Rofin’s lack of growth is attributable to the Company’s focus on lower-growth markets and products.  It should also be noted that Rofin has focused most of its efforts on the European market, while the Asian market currently represents 47% of the total laser market.  While there are recent concerns related to the Asian market globally, it is also important to have individuals on the Board with greater experience in international business and a deeper understanding of how to properly navigate the geographic breakdown of the business. Rofin cannot afford to miss out on any future Asian growth, while at the same time being cognizant and prepared for any Asian slow down.

Rofin missed a sizeable opportunity by entering the fiber laser market late in its growth stage.   While the Company has concentrated its efforts on CO2 and solid-state lasers, the fiber laser market has grown twice as much over the same period. Over the next five years, the fiber laser market’s growth is expected to outpace the growth of other lasers significantly.

Sales at Rofin could be improved through a number of measures, including the following:

•	Creating new sales channels and market pipelines through a stronger focus on Asia and North America;
•	Supporting innovation through the creation of a world-class sales force to counteract a decrease in market share;
•	Focusing on new technology (mainly fiber) and emerging applications, such as industrial and medical, with a systems-based approach;
•	Leveraging the component business units through the patent landscape;
•	Expanding through acquisitions of smaller technology companies; and
•	Expanding into selected high-growth markets with new product portfolios and a dedicated cross-selling approach.

Weak Relative Operational Performance and Misguided Capital Allocation

The Company’s margins have significantly trailed its peers since 2010.  We had previously observed that the Company’s gross margins had decreased from 38.7% to 37.8% from 2010 through 2015 with a low of 35.1% in 2013, while its peer group currently report average gross margins of approximately 43.5% in 2015.

The Company glossed over our publicly stated concerns about margins and more transparent reporting in its press release of Oct 9, 2015, its earnings release of Nov 12, 2015 and its investor presentation of January 12, 2016. In Rofin’s 4th quarter earnings release,  Management stated “We continue to see the positive effects of our cost optimization strategies, including our consolidation efforts, and were able to further improve gross profit margin to 40% for the quarter.” We would be pleased with such results if they were truly the case and would applaud the Company publicly if they actually reached the average for their peer group.  In actuality, the Company’s true gross profit margin was 37% for the 3rd quarter, 38% for the 4th quarter and only 36.2% for the full year if viewed on a constant currency basis. To further underline the real development, when viewed on constant currency basis the gross margin of 2015 compared to 2014 has been stagnant.  In effect, the Company was substantially overstating the effects of the cost reduction strategies undertaken (all of which were previously recommended by us) when in fact the strength of the US dollar was a significant driver of the most recent improvements in its margins.

A few years back, the Company’s habit was to report results on a constant currency basis; ironically that being a time when the dollar was not as strong as it is today. In fact, the current CFO had a correspondence with the SEC in 2008/2009 where she explained that reporting was provided on a constant currency basis because this was the most accurate way to gauge performance.  This is merely one example of the Company’s lack of transparency hurting investors’ ability to see actual results, which was further evidenced by the stock falling approximately 6.5% on the day of the earnings conference call, November 12, 2015.

Additionally, the Company’s corporate structure must be fixed to address the operational performance issues.  Globally, there are more than 40 sites within this fractured organization, which illustrates a lack of integration of prior acquisitions.  Many of the facilities appear to be run as separate entities, which makes achieving economies of scale difficult.  The Company unnecessarily has two headquarters (one in Germany and one in the US) and trades in both Germany and the US, resulting in additional compliance and administrative costs. There is considerable corporate waste that a committed and conscientious Board would have cleaned up long ago.

An Operational Excellence Program and certain other simple steps would increase EBITDA margins significantly.  Improvements could include:

A Streamlined Production Network

•	Integrate prior acquisitions
•	Consolidate European sites
•	Shift some production to lower-cost countries for first generation products
•	Install regional hubs with reasonable R&D and sales networks
•	Build integrated processes to anticipate shift towards platform-based solutions

An Operational Excellence Program

•	Centralize purchasing
•	Utilize “Lean” manufacturing to eliminate waste
•	Implement a shared service center approach
•	Establish a clearly structured sales force with a global, cross-selling strategy
•	Introduce an enhanced program of current responsiveness to underperforming indicators

The Removal of Unprofitable Segments

•	Outsource low-end, non-value accretive manufacturing processes
•	Dispose of or sell manufacturing sites conducting standard processes, such as welding milling and assembly

Cost Reductions

•	COGS reduction i.e. diode cost
•	Administrative cost reduction
•	R&D cost reduction

The Company should also drastically improve its capital allocation strategy.  While we are generally supportive of share buybacks, it does not appear to us that the Company has used the buybacks to maximize shareholder value, as evidenced by an almost 50% decrease in market valuation since the first buyback program was initiated in November 2007.  In fact, spending more than $160 million of the  Company’s funds on four unsuccessful share buyback initiatives, while management and the Board have sold-off significant amounts of shares during the process speaks volumes about the Board’s failure to put Rofin’s capital to work for the Company’s - and its shareholders’ benefit. Most recently, the Company’s latest investor presentation, published on January 12, 2016, describes the capital allocation as “Balance investing in business with returning capital to shareholders as appropriate to create shareholder value”. Looking at the above mentioned historic performance of the market valuation we question if the term shareholder value in its essence is understood at all. The Company should be using its cash to find accretive acquisition targets or issue dividends if no better uses for its cash are found.  In this regard, it is reasonable to ask what message Rofin is communicating to the market when management and the Board have a history of selling stock, rather than trying increase Rofin ownership and to underscore their belief in the future performance of the Company.

Poor Corporate Governance

For the past eight months, we have attempted to open a constructive dialogue and voice our concerns to the Board and the Rofin management team.  We have asked for minority representation on the Board so that we could advance key initiatives to improve performance and valuation.  We attempted to avoid a costly public campaign and expressed as strong desire to work with the Board and management.  Regrettably, we have encountered significant roadblocks at every turn.  It is now apparent that the Board has no intention of working with us for the benefit of all stockholders.  Instead, the members of the Board appear committed to protect their own personal interests and ignore Rofin’s mistakes. The Board’s focus on its personal interests over the interests of stockholders are illustrated by the following matters:

Excessive Annual Payments to a Director.  The Company’s proxy statement relating to its 2015 Annual Meeting disclosed that the Company paid Mr. Carl Baasel $834,945 in rent for the 127,520 square foot facility he partially owns in Starnberg, Germany. After applying the appropriate conversion rates to the above figures, the Company paid Mr. Baasel at least €63.19 per square meter in rent for the Starnberg facility for the 2015 fiscal year.  Based on publicly available data concerning the commercial real estate market in Starnberg, the average price per square meter for comparable commercial real estate in Starnberg was €14.40 for properties of similar quality to the Company’s facility.  Accordingly, we believe that the Company is paying Mr. Baasel over four times the current market price per square meter for office space in Starnberg. These payments have amounted to almost $11 million since 2000.  In addition, Mr. Baasel also received $48,455 from the Company as management consulting fees and non-employee director fees.

Overlapping Board Membership by Independent Directors.  Mr. Gary Willis (tenure of 20 years) and Mr. Stephen Fantone (tenure of 11 years), two of the Company’s “independent” directors have a past history of serving on numerous boards together, potentially compromising their appetite to provide opposing views on the various issues plaguing the Company.  In addition to serving together on Rofin’s Board of Directors, Messrs. Willis and Fantone have also served together on the boards of directors of Zygo Corporation (“Zygo”) and Benthos Inc. (“Benthos”).  The chart below, which is based on information contained in proxy statements of Zygo, Bentos and the Company, details the years of service of Messrs. Willis and Fantone on the three boards.

	Mr. Willis	Mr. Fantone
Rofin-Sinar	1996-present	2005-present
Zygo	2009-2014	2009-2014
Benthos	1998-2006	1995-2006

Messrs. Willis and Fantone’s 17 years of continuous overlapping board service could be viewed as a factor when considering whether the Company’s board of directors is able to consider new approaches.

Lack of a Fresh Perspective.  Prior to the addition of Ms. Jennifer Bunis to Rofin’s Board, which we believe was a direct result of our advocacy efforts for our three nominees, the Board had not added a new independent director in 11 years.  In addition, the Board has amended its Bylaws three times to allow directors over the age of 70 to continue to serve.  The Board will need to amend its Bylaws yet again to allow Mr. Willis to be re-elected for a three year term at the 2016 Annual Meeting.

Poor Governance Infrastructure.  The following features of the Company’s governance infrastructure are among those that weaken the stockholders’ franchise and entrench management:

o	A classified board of directors;
o	A plurality vote standard in uncontested elections;
o	The inability of stockholders to call special meetings;
o	The requirement that stockholders have unanimous written consent to take actions in lieu of a meeting;
o	A supermajority vote requirement of 80% vote of all outstanding shares to amend the governance provisions in Rofin’s charter.

It is not surprising that two of the leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have both cited concerns related to Rofin’s governance.  ISS has given Rofin a governance Quickscore of 8, which implies a high degree of governance risk, as their scoring is from 1-10, with a score of 1 indicating the best corporate governance.  In particular, the Company received the worst possible rating from ISS for “Board Composition”, “Takeover Defenses” and “Meeting and Voting Related Issues” categories. Meanwhile, Glass Lewis has cited concerns related to the Board’s questionable related party transactions with directors.

Our Director Nominees

Thomas Limberger (Age - 48 ):  Mr. Limberger currently serves as Founder, Partner and Chief Executive Officer of SilverArrow.  He had been the CEO and National Executive of General Electric Germany, Austria and Switzerland, overseeing the capital and industrial businesses in the region. During Mr. Limberger’s tenure as CEO of OC Oerlikon AG, the company's market capitalization increased from CHF 1.6 billion to CHF 8.5 billion (an increase of over 431%), which we believe was a result of cost improvements, a renewed global marketing strategy, accretive acquisitions, a thorough management review and entry into new higher growth markets.  Additionally, during Mr. Limberger’s four-year tenure as CEO of Von Roll Holding AG, the company's market capitalization increased by more than 180% between January 2007 and January 2009, as he undertook similar initiatives at this company during the global economic crisis.  Mr. Limberger has a deep understanding of the material processing, optoelectronics and laser business, and will draw from his previous experience creating stockholder value in addressing many of the issues plaguing Rofin. Having presided over M&A transactions of approximately $16 billion, Mr. Limberger clearly has the expertise of supporting the company in executing a future buy and build strategy, which would be an accretive use of capital.  Mr. Limberger has always focused his efforts on constructive methods to increase long-term shareholder value through operational and structural changes.

Jordan Kovler (Age - 36):  Mr. Kovler previously worked as a Senior Vice President at D.F. King & Co., Inc., a proxy solicitation, corporate governance and investor relations consulting firm.  His experience encompasses many of the most complex and contentious M&A transactions and proxy contests occurring in the U.S. and Europe over the past ten years, along with advising some of the largest publicly traded companies in the U.S. and Europe on Corporate Governance, Investor Relations and Communications programs. He has proven to be a leader and expert in the field of Corporate Governance and has helped numerous boards and management teams develop successful long lasting programs that helped increase stockholder value through transparency, disclosure and proper business decision making strategies.  He has worked with CEOs and boards to address operational issues and capital allocation in numerous instances. Additionally, he commonly spoke at conferences on corporate governance, investor relations, compliance and activism.  His addition on the Board would add the unique perspective of an individual who has consulted with hundreds of boards and management teams across numerous industries and assisted each with tailoring a proper corporate governance and investor communications program.  Mr. Kovler also has a strong record of developing numerous internal operational improvements in his previous role.  He is an outstanding choice for Rofin’s board, especially in light of the changes needed with respect to corporate governance, transparency and shareholder communications.

Gebhard Rainer (Age - 53 ):  Mr. Rainer currently serves as the President and Chief Operating Officer at Coach Inc.  He previously worked in numerous capacities at Hyatt Hotels Corporation from 1994-2014, including the role of CFO for numerous years.  For the past 35 years, he has gained operational, financial and strategic experience globally, through living and working in the United States, Europe, the Middle East and Asia. We are pleased that the Company agrees his exceptional operational and financial background would be a strong addition to the Board and we believe he would be an excellent candidate to serve as Chair of the Audit Committee.

All of our nominees should be welcomed as strong additions to the Board that will help the Company reach its full potential.

The Incumbent Directors

The incumbent directors are clearly entrenched, having served a combined 56 years on the Rofin Board, an average of 18+ years.  In its open letter of Jan 5, 2016, Rofin states “We believe our current Board composition provides the right combination of experience, backgrounds and qualifications to effectively fulfill the responsibilities to our shareholders.”  We could ask for no clearer statement from the Board supporting our position given the Company’s performance in combination with the manner in which the Board has entrenched itself as described in this letter.  The facts as stated raise legitimate concerns about whether Rofin’s Board is intentionally acting in their own interests against the Company’s interests or if this is merely their own ignorance at play.

 The incumbent directors are:

Mr. Daniel Smoke (Age - 67): 14 years on the Board and while sitting,  was a named defendant in a multiyear court case related to improper activities in his previous role as CFO of a company and as per Court filings from the case, Mr. Smoke had been released for cause.  All investors should take note of the changes to Mr. Smoke’s profile on the Rofin website between January 2015 and August 2015, including the deletion of references to the strong experience of Mr. Smoke in finance at JAC Products.  When we started questioning the Company about this lawsuit, the reference was conspicuously removed.

In its open letter of Jan 5, 2016, Rofin further stated: “The court dismissed the case in its entirety with no adverse findings and without costs to any party.” We believe this statement is misleading as it implies that the court ruled on the substance of the allegations.  In fact, the matter was settled. For this very reason, and to the contrary of the Company’s statement, it is not possible to ascertain the costs to any party in the matter.  We encourage all investors to read through the publicly available information on this to better understand the individual entrusted to serve as head of the Audit Committee.

Mr. Carl Baasel (Age - 75): 21 years on the Board as an affiliated director, as he sold his company to Rofin more than 20 years ago.  Since then, he has leased space to Rofin at above market rates and provides certain unspecified consulting services to the Company in the total value of over $11 million (2000-2015), while surpassing the mandatory retirement age, as specified in the Company’s Charter.  In light of the transition of his previous company being far behind us and the series of questionable self-serving related party transactions he has benefitted from for years, we see no reason why he should continue serving on the Board. We are relieved to learn in Rofin’s open letter of Jan 5, 2016, that finally, after 14 years, Rofin has given notice to discontinue the lease, although this action could have been taken much earlier to avoid paying excessive amounts of money to Mr. Baasel, a director on the Board.  It should also be noted that all of the current directors have served on the Board together for numerous years while allowing this agreement to continue at the detriment of the Company’s shareholders.

Mr. Gary Willis (Age - 71):  21 years on the Board and he has served on three boards with the Chair of the Nominating Committee, Mr. Fantone.  Combined with the fact that Mr. Fantone has a previous relationship with the newest addition to the Board in the face of our election contest, this further reinforces our view that the current Board is committed to preserving the status quo within their circle of friends irrespective of the adverse impact that preserving the status quo has on the Company and its shareholders.

Setting the Record Straight:  Our Advocacy for Change at Rofin

Rofin’s publication of misleading and unfounded information about us and our efforts over the last eight months to achieve constructive changes that could materially enhance shareholder value is deeply disturbing. Rofin’s open letter of Jan 5, 2016 is a case in point. We strongly invite any interested investor to request from either Rofin or SilverArrow a copy of the last exchange of correspondence between us. The veiled threats Mr. Fantone on behalf of Rofin and our measured reply are noteworthy. Despite that the Chairman of the Nomination Committee flirted with illegality, we still kept the door open to a discussion in view of settlement and suggested that he communicate further with us, albeit to no avail.

Our interactions with the Company started in March 2015 at Rofin’s Annual Meeting of Stockholders in Tempe, Arizona.  We introduced ourselves to the members of the Board that were present; unfortunately, certain members of the Board did not choose to attend.  Annual meetings of stockholders represent the one time a year when all directors should be present and accountable to answer any stockholder questions.  In Rofin’s case however, the members of the Board in attendance (except the former CEO, Gunther Braun) did not choose to speak with us and quickly disappeared after the formal proceedings, even though we had previously disclosed our holdings and that wished to discuss the Company’s potential with them.

We then initiated more formal discussions regarding the potential for board representation in April 2015. At the time, we requested only that Thomas Limberger be added to the Board.   The request was a reasonable one and we did not anticipate opposition from the Board, especially given that the Board hadn’t added a new, independent director in 11 years.  In particular, we expected Mr.  Limberger’s C-level experience and fresh perspectives would be welcomed by the Board.  We provided all of the information initially requested by the Board with respect to employment history and numerous references. We also indicated that the Board should feel free to contact talk to Mr.  Limberger’s former employers. Instead, the Board delayed the process for months without even attempting to contact any of Mr. Limberger’s references until December and still, to date, has not contacted all of Mr. Limberger’s references.  This was surprising to us, especially in light of Mr. Fantone indicating the thoroughness of the Board’s process.

In October 2015, after it became evident that Board was unwilling to work with us in an open and honest manner and after taking a closer look at Rofin’s inner-dealings, we determined that the best course of action was to publicly announce our intention to nominate three directors.  We believe this Board needs significant change, with greater input from independent voices and stockholders.  It is critically important that the Company be refocused and properly positioned for future growth and better performance. At the same time, we would expect that a much needed overhaul of Rofin’s approach to corporate governance, compliance and transparency should be developed and implemented for the benefit of all shareholders.

After months of ignored requests for a meeting with the Board, the Chair of the Nominating Committee, Mr. Fantone, agreed to meet with us in November 2015.  Rather than being accompanied by any other directors, Mr. Fantone instead brought a lawyer from Rofin’s outside counsel, an investment banker and a representative from Rofin’s proxy solicitor.  We were led to believe the purpose of that meeting was to address our previously cited concerns regarding the governance of the Company and the need for new perspectives.  From the start of the meeting, however, it was clear that Mr. Fantone was unwilling or unable to engage with us on these topics.  Mr. Fantone’s lack of knowledge about issues of basic concern to the Company was as disturbing as the army he brought to accompany him. It became evident that Mr. Fantone was acting in a self-serving manner rather than in the interests of stockholders. Even up until today we cannot clearly see the role of the Chairman and the Lead Independent Director since neither has engaged with us directly recently, even though each should have a significant role in this process. The absence of substance in management’s answers during the discussions we had with them (including the Chief Executive Officer and Chief Financial Officer) and the Board leads us to believe they are committed to preserving the status quo irrespective of the cost to the shareholders of doing so.

After our in-person meeting in November, we provided the Board several references who could speak to our nominees’ qualifications (supplementing the references provided over the summer).  We understand that many of these references had never been contacted by the Nominating Committee.  However, we have heard from several business contacts who have been approached on false pretenses by a private investigation firm.   That Rofin’s Nominating Committee would condone this kind of conduct is yet another reflection of the Board’s intention only to “check the box” on their review of our nominees and to circle the wagons to protect itself irrespective of the harm to the Company and its shareholders that their entrenchment is causing.

We do not view the Board’s settlement offer that they publicized as containing a genuine proposal seeking to address the legitimate concerns of a large stockholder.  Rofin’s offer of adding Mr. Rainer to the Board would certainly be an improvement; however, much more must be done.

Rofin investors can ill-afford to stand by as the magnitude of the lost opportunity costs resulting from entrenched management continues to rise. We are firm in our resolve to ensure that Rofin’s board of directors is fully aligned with the interests of all other shareholders in maximizing the value of our shares.  Our proposals have been developed to achieve these objectives.

In the coming months, we will be soliciting shareholders to support our three nominees and sending shareholders our proxy materials, including a thorough investor presentation detailing all of the issues that we have highlighted and more.  We urge you to support us. We look forward to continuing our efforts to fix Rofin.

If you would like to meet with us or discuss our views on the Company in greater detail, please feel free to contact D.F. King & Co., Inc., which is assisting us, toll-free at (866) 796-7186, call collect at (212) 269-5550 or email fixrofin@dfking.com.  In the meantime, we urge you to reach out to the Company and reinforce our request for new independent board members.

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with Thomas Limberger, Jordan Kovler, Gebhard Rainer, Robert Schimanko and the other individuals and entities referred to in Amendment No. 1 to the Schedule 13D relating to these potential participants, which was filed with the Securities and Exchange Commission on October 8, 2015, are potential participants in the solicitation of proxies from shareholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”). SilverArrow Advisors intends to file a proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Information relating to potential participants, including their direct or indirect interests, by security holdings or otherwise, is contained in the Amendment No. 1 to the Schedule 13D and will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, SilverArrow Advisors intends to mail the definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. SHAREHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:
SilverArrow Capital Advisors LLP
Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.

Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com
Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SilverArrow Advisors and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting.

The Participants in the proxy solicitation are anticipated to be SilverArrow Capital Advisors LLP,  SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Thomas Limberger, Jordan Kovler, Gebhard Rainer and Robert Schimanko (collectively, the “Participants”).